As filed with the Securities and Exchange Commission on December 15, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WGL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	52-2210912 (I.R.S. Employer Identification No.)

Beverly J. Burke
Vice President and General Counsel
WGL Holdings, Inc.
101 Constitution Avenue, NW; Washington, DC 20080
(202) 624-6177
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices and agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☑	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	to be	Aggregate Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Fee
Common Stock, no par value per share	3,000,000 shares	$35.45	$106,350,000	$7,583

(1)	Also includes such indeterminate number of shares of common stock as may be issued as a result of adjustment by reason of a share dividend, share split, recapitalization or other similar event.

(2)	Pursuant to Rule 457(c), these figures are based upon the average of the high and low prices paid for a share of WGL Holdings common stock on December 9, 2010, as reported in the New York Stock Exchange consolidated reporting system, and are used solely for the purpose of calculating the registration fee.

The within Prospectus contains information required by Rule 429 of the Commission under the Securities Act of 1933 with respect to 389,051 shares remaining unissued under Registration Statement No. 333-126620.

Dividend Reinvestment and Common Stock Purchase Plan

This prospectus relates to 3,389,051 shares of the common stock (without par value) of WGL Holdings, Inc. registered for sale under the WGL Holdings, Inc. Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). This Plan amends and restates our prior Dividend Reinvestment and Common Stock Purchase Plan. Current participants in the Dividend Reinvestment and Common Stock Purchase Plan will automatically continue to participate in the Plan.

The Plan provides a simple and convenient way for current and potential investors to purchase shares of our common stock. The Plan also provides holders of our common stock with a simple and convenient method of purchasing shares of our common stock through the reinvestment of their quarterly dividends. The Plan offers:

•	Automatic reinvestment of some or all of your cash dividends.

•	Initial purchase of common stock or purchase of additional shares of common stock.

•	“Safekeeping” in book-entry form of your common stock at no cost.

You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $250 and not more than $10,000. In certain circumstances, we may permit greater investments.

Shares purchased for participants’ accounts under the Plan will be purchased on the open market by our plan administrator, The Bank of New York Mellon (“BNY Mellon”) or acquired directly from us as original issue shares.

Shares of WGL Holdings, Inc. common stock are traded on the New York Stock Exchange (“NYSE”) under the symbol “WGL.”

Investing in our common stock involves risks. Before buying our common stock, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 4 of this prospectus.

This Prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December 15, 2010.

WGL Holdings has not authorized any person to give you any information that is different from, or in addition to, that contained in this prospectus or in any information that WGL Holdings incorporates by reference into this prospectus. If given any such information, one should not rely on it.

WGL Holdings does not imply by the delivery of this prospectus or the sale of any shares of WGL Holdings common stock hereunder that there has been no change in the affairs of WGL Holdings since the date of this prospectus or that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

i

PROSPECTUS

WGL HOLDINGS, INC.

Dividend Reinvestment and Common Stock Purchase Plan

This prospectus describes the Dividend Reinvestment and Common Stock Purchase Plan (referred to herein as the “Plan”) of WGL Holdings, Inc. As used in this prospectus, unless otherwise indicated, the terms “WGL Holdings”, the “company”, “we”, “us”, and “our” mean WGL Holdings, Inc.

We refer to our common stock, no par value, as “common stock” in the prospectus.

Plan Summary

Participation.  The Plan has a direct purchase feature that enables persons not presently owning WGL Holdings common stock to apply for enrollment by submitting an enrollment form and a cash investment of at least $250 with a maximum of $10,000 for the purchase of common stock. There is a $15 new account fee for non-shareholders and non-employees. Registered shareholders may apply for enrollment in the Plan by submitting the appropriate enrollment form or by accessing the plan administor’s website at www.bnymellon.com/shareowner/equityaccess. If shares of common stock are held in a brokerage account, investors may participate directly by registering some or all of these shares in the investor’s name or by making arrangements with the broker, bank or other intermediary to participate on the investor’s behalf. Employees of certain subsidiaries of the company may participate through payroll deduction.

Administration.  The Bank of New York Mellon administers the Plan for us on behalf of participants in the Plan and it will maintain your account. The Bank of New York Mellon, acting as administrator for the Plan, is sometimes referred to in this prospectus as “BNY Mellon” and as the “Administrator”.

Certificates.  Stock certificates can be deposited into an account as Plan shares if the account is enrolled in the Plan.

Company:	WGL Holdings, Inc. 101 Constitution Ave, NW Washington, DC 20080 (703) 750-2000

Direct Registration Shares.  Direct registration enables an investor to be registered directly on the books of the company without the need for physical certificates. Direct registration shares can be enrolled in the Plan. The Direct Registration System (“DRS”) is managed by The Depository Trust Clearing Corporation (“DTCC”) and enables its participants to move securities electronically between street-name ownership and the books of the company.

Plan Account.  When you enroll in the Plan, an account will be opened in your name(s) to hold the shares of WGL Holdings stock you buy through the Plan. The shares in the account will be held in “book entry” form. Therefore, instead of receiving stock certificates, you will receive statements of your account.

Dividends.  You may choose to reinvest dividends on any or all shares held in your Plan account. If you have your dividends reinvested, the shares purchased will be added to your Plan account.

Additional Purchases.  In addition to dividend reinvestment, you may make optional cash payments (“optional cash payments”) of WGL Holdings common stock through the Plan. You may invest from $50.00 up to $10,000.00 per transaction . You may also make automatic monthly purchases by means of electronic funds transfers from your bank. Please see question 13 for more information on optional cash payments. See questions 18 and 19 for a discussion of requests for waiver.

Source of Shares.  The Administrator may acquire shares for the Plan either directly from the company, through the public securities markets or in privately negotiated transactions. The company has the discretion to operate the Plan through any of these methods and the company may change the method of operation of the

Plan Summary — (Continued)

Plan from time to time, but no more frequently than once per quarter. Please see question 20 for more information on the source of the shares used for the Plan.

Costs of participation in the Plan

The company pays all the costs of administration of the Plan, except as follows:

•	Purchases. If the company elects to purchase shares in the open market for dividend reinvestment and/or to meet requirements for optional cash purchases, a trading fee will be charged to the participant for each share so purchased. The applicable trading fee may change from time to time. As of the date of this prospectus, the fee is $0.10 per share purchased. This fee will be reflected in the purchase price of the shares acquired in the open market. New investors making their first purchase through the Plan will be charged a $15 one time enrollment fee.

•	Sales. A fee is charged to the participant if shares are sold from the Plan for the participant. This fee changes from time to time. As of the date of this prospectus, the trading fee is $0.10 per share sold This fee will be deducted from the proceeds of the sale. Any required tax withholdings and regulatory fees will be deducted from the proceeds of the sale as well. Please see Appendix A — Fee Schedule for information regarding fees.

•	Electronic Fund Transfers. You can authorize BNY Mellon to make electronic funds transfers from your bank account. A fee may be charged for this type of transaction.

Safekeeping.  As a participant in the Plan, you may send your WGL Holdings stock certificate to BNY Mellon for safekeeping. The certificate shares will be converted to book entry shares held in a Plan account. There is no fee for safekeeping or for delivery of certificates upon request.

Transferring Shares.  You may transfer shares in your account to another person without charge, subject to standard transfer rules and requirements.

Use of Proceeds.  To the extent that shares for the Plan are purchased from the company, the proceeds will be used for general corporate purposes.

Contacting Us.  BNY Mellon, acts as agent for participants in the Plan and administers the Plan for WGL Holdings. You can contact BNY Mellon by the following means:

Telephone:	1-800-330-5682

Internet:	www.bnymellon.com/shareowner/equityaccess This URL is an inactive textual reference and is not intended to incorporate any content of BNY Mellon’s website into this prospectus

Mail:	BNY Mellon Shareholder Services P.O. Box 358035 Pittsburgh, PA 15252-8035

Courier:	BNY Mellon Shareholder Services 500 Ross Street, Room, Room 0675 Pittsburgh, PA 15262

Because this is a summary, it may not contain all the information that may be important to you. Please read this complete Prospectus carefully before you elect to participate in the Plan.

WHERE YOU CAN FIND MORE INFORMATION

WGL Holdings has filed a registration statement on Form S-3 to register with the Securities and Exchange Commission (“SEC”) the shares of WGL Holdings common stock to be offered for purchase. This prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional information about WGL Holdings and its common stock. As allowed by SEC rules, this prospectus does not contain all of the information in the registration statement or the exhibits thereto.

WGL Holdings also files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any document WGL Holdings files publicly at the SEC’s public reference room presently located at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov. Information is also available on our corporate web site at www.wglholdings.com. In addition, reports and other information concerning WGL Holdings can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the common stock of WGL Holdings is listed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended, until we sell all the common stock covered by this prospectus.

•	The WGL Holdings Annual Report on Form 10-K for the year ended September 30, 2010.

•	The WGL Holdings Current Reports on Form 8-K filed with the SEC on October 4, 2010, November 17, 2010 and December 7, 2010.

•	The description of the common stock of WGL Holdings contained in the company’s registration statement on Form S-4 (No. 333-96017) incorporated into the company’s registration statement on Form 8-A dated October 6, 2000.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

WGL Holdings hereby undertakes to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to herein under the caption “Where to Find More Information” which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. A copy of these filings may be requested by writing to or calling the following address or telephone number:

WGL Holdings, Inc.
Investor Relations
101 Constitution Avenue, NW
Washington, DC 20080
202-624-6129

THE COMPANY

WGL Holdings is a holding company that was established on November 1, 2000 as a Virginia corporation to own subsidiaries that sell and deliver natural gas and provide a variety of energy-related products and services to customers primarily in the District of Columbia and the surrounding metropolitan areas in Maryland and Virginia. Our principal subsidiary is Washington Gas Light Company (“Washington Gas”), a regulated natural gas distribution company that has been in business for 162 years. Washington Gas sells and delivers natural gas to customers in the District of Columbia and adjoining areas in Maryland, Virginia and several cities and towns in the Northern Shenandoah Valley of Virginia.

We also own certain non-utility subsidiaries. These subsidiaries offer energy-related products and services that are closely related to our core business, including, but not limited to, the sale of the natural gas and electric commodity directly to residential, commercial and industrial customers and the provision of design-build energy efficient and sustainable solutions to governmental and commercial clients. The address of our principal offices is:

WGL Holdings, Inc.
101 Constitution Avenue, NW
Washington, DC 20080
Telephone: (703) 750-2000.

We maintain a website at: http://www.wglholdings.com.

RISK FACTORS

Investing in our common stock involves risks that could affect us and our business, as well as the utility industry generally. Please see the risk factors described in our Annual Report on Form 10-K for the year ended September 30, 2010 (the “2010 Form 10-K”), which is incorporated by reference into this prospectus. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic and current reports, which are also incorporated by reference into this prospectus, and future supplements hereto. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. Before purchasing our common stock, you should carefully consider the risks discussed in our 2010 Form 10-K and the other information in this prospectus, any supplement hereto as well as the documents incorporated by reference herein or therein. Each of the risks described could result in a decrease in the value of our common stock and your investment therein.

FORWARD-LOOKING STATEMENTS

This prospectus, any supplement hereto, any free writing prospectus and the documents incorporated by reference herein or therein contain or will contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this prospectus, any supplement hereto, and any free writing prospectus and in the documents incorporated by reference herein or therein that are not historical facts are forward looking and, accordingly, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date of this prospectus and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would” and “could.” Please refer to our latest Annual Report on Form 10-K and our

Quarterly Reports on Form 10-Q for a discussion of important factors that could cause our actual results to differ materially from those discussed in our forward-looking statements.

DESCRIPTION OF THE PLAN

The following questions and answers explain the provisions of the Plan.

ADMINISTRATION

1.	Who administers the Plan?

The Bank of New York Mellon (“BNY Mellon” or the “Administrator”) administers the Plan for participants, maintains records, sends statements of participants’ accounts and performs other duties relating to the Plan. BNY Mellon will also select an independent agent to act on behalf of the company to purchase any shares of common stock which may be acquired in open market transactions and to sell shares pursuant to requests by participants. Shares of common stock purchased under the Plan will be registered in BNY Mellon’s name or that of its nominee as custodian for participants in the Plan.

2.	How do I contact BNY Mellon?

You should contact BNY Mellon with questions concerning the Plan or about your account, as follows:

Toll-free: 1-800-330-5682 Customer service representatives are available Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m. Eastern Time, except on market holidays.

In writing:	WGL Holdings, Inc. c/o BNY Mellon Shareholder Services P.O. Box 358035 Pittsburgh, PA 15252-8035

On the Internet: www.bnymellon.com/shareowner/equityaccess

Inquiries: WGL Holdings, Inc. Investor Relations. To request information about us, or if you have any comments regarding the Plan, you should contact WGL Holdings, Inc. Investor Relations:

By phone:	(202) 624-6129

In writing:	Investor Relations WGL Holdings, Inc. 101 Constitution Ave, NW Washington, DC 20080

By E-mail:	shareholder.relations@wglholdings.com

When communicating with BNY Mellon, participants should provide their Investor Identification Number (IID) and a daytime telephone number. Information regarding Plan documents, transaction request forms and certain other information described in this prospectus can be obtained from the WGL Holdings website at www.wglholdings.com within the Investor Relations/WGL Holdings section.

3.	Can the Plan be amended, suspended or terminated?

Yes. WGL Holdings reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, substantive modification or termination.

4.	Who purchases and sells stock for the Plan?

BNY Mellon appoints a registered broker-dealer or bank as independent agent to purchase and sell WGL Holdings common stock on the open market on behalf of the Plan. BNY Mellon reserves the right to change the independent agent without notice.

DIVIDENDS

5.	How does Dividend Reinvestment Work?

Shareholders of Record

If a shareholder of record has elected to reinvest dividends, the Administrator will invest the dollar amount of the dividends in the common stock of WGL Holdings for the shareholder’s account, instead of sending the dividends to the shareholder.

Street Name Shareholders

If shares of common stock are held in a brokerage account, investors may participate directly by registering some or all of these shares in the investor’s name or by making arrangements with the broker, bank or other intermediary to participate on the investor’s behalf.

Preferred Stock Shareholders

Investors who own shares of preferred stock of Washington Gas Light Company may reinvest those preferred stock dividends to purchase shares of WGL Holdings common stock under the Plan. If this election is selected, the holder must reinvest all dividends on the holder’s preferred stock of Washington Gas Light Company.

6.	When Are Dividends Paid?

The dividend record date is the date on which a participant must be registered as a shareholder in order to receive a declared dividend. Dividends and associated record and payment dates are subject to declaration by the WGL Holdings Board of Directors. The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of WGL Holdings and its subsidiaries, applicable government regulations and other factors deemed relevant by the WGL Holdings Board of Directors.

Dividends on common and preferred stock are normally paid on or about the first day of February, May, August and November (the “dividend payment dates”). Dividends are paid to shareholders of record on record dates established by the Board of Directors of WGL Holdings. Generally, those record dates are January 10, April 10, July 10 and October 10 of each year. These record dates may vary due to weekends and holidays.

When the Plan is making open market purchases, an independent agent designated by the Administrator will generally invest dividends within five business days of the dividend payment date. The timing and conditions of investments in open market shares are under the sole control of the independent agent. These periods may also change based on prevailing conditions in the securities markets and the discretion exercised by the independent agent.

When the Plan is investing dividends in original issue shares, the dividends will be invested as of the dividend payment dates.

Please see questions 20, 21 and 22 for a description of open market purchases and original issue shares, including the price at which dividends are reinvested.

7.	What are the options for reinvesting or receiving dividends?

With the exception noted below with respect to preferred stock, participants have three options regarding how their dividends can be treated under the Plan. Optional cash payments can be made under any option.

A. Full Dividend Reinvestment: Reinvest all dividends payable on WGL Holdings shares of common stock including certificated, Plan and DRS shares. Unless otherwise specified, all Plan shares will be treated as full dividend reinvestment. The term “DRS” refers to the Direct Registration System. Please see question 26 for a further explanation of this term.

B. Partial Dividend Reinvestment: Receive cash dividends on a specified number of whole shares of common stock and reinvest dividends on the remaining shares of common stock.

C. Cash Dividends: Receive in cash all dividends payable on WGL Holdings shares, including certificated, Plan and DRS shares.

With the exception noted below with respect to preferred stock, you may elect to reinvest dividends on less than all shares you own of record, including shares in your Plan account.

If you elect to partially reinvest your dividends, you must specify the number of whole shares on which you desire to receive a cash dividend. When a dividend is paid you will receive a check for the cash dividends on a specified number of your shares, the balance of your dividends, will be used to purchase additional shares of WGL Holdings common stock and those additional shares will be credited to your Plan account.

If you are reinvesting dividends on Washington Gas Light Company preferred stock, you must reinvest all dividends on your preferred shares.

8.	What is the deadline for designating a dividend option?

When a participant chooses or changes a dividend option, instructions must be received by BNY Mellon before a dividend record date to be effective for the related dividend payment date. A participant may change a dividend option at any time by notifying the Administrator. Please see question 6 for a discussion of record dates and dividend payment dates.

9.	Will I be credited with dividends on whole shares and fractions of shares?

Yes. You will be credited with the amount of dividends attributable to whole shares and fractional shares.

10.	Can Participants have cash dividends electronically deposited?

Yes. Participants may request that cash dividends be transmitted to a participant’s pre-designated bank account. No third party accounts can be used. The account must be at a financial institution that is a member of the National Automated Clearing House Association. To initiate this service, a participant should log into his or her account online, call the Administrator or send a completed Enrollment Form to BNY Mellon. Participants may request an enrollment package by contacting the Administrator. Initial set-up or changes to electronic deposit instructions will be made as soon as practicable. See question 2 for BNY Mellon contact information.

ELIGIBILITY

11.	Who is eligible to participate in the Plan?

Any person or legal entity residing in the United States, whether or not a common stock shareholder of record, is eligible to participate in the Plan. Citizens or residents of a country other than the United States, its territories and possessions are eligible to participate if such participation would not violate laws applicable to the company or the participant. The persons eligible to participate in the Plan include: all U.S. citizens; corporations, partnerships or other entities incorporated or domiciled in the United States; and our existing shareholders. We reserve the right to terminate participation of any participant if we deem it advisable under any foreign laws or regulations. Employees of WGL Holdings or any of its subsidiaries that participate in the Plan may participate through payroll deduction.

ENROLLMENT

12.	How may I enroll in the Plan?

New Investors

If you do not currently own any of our common stock you may join the Plan by completing an Enrollment Form and returning it to the Administrator together with a check payable to “BNY Mellon/WGL Holdings, Inc.” in the amount of at least $250 up to a maximum of $10,000, or enroll online at www.bnymellon.com/shareowner/equityaccess. Any initial investment greater than $10,000 will require you to submit to us a request for waiver and to receive our prior approval, which we may grant or refuse in our sole discretion.

Your personal checks must be in U.S. dollars and drawn on a U.S. bank. Third party checks, cashier checks, foreign checks and money orders will not be accepted and will be returned. Do not send cash. There is an initial enrollment fee of $15.00. The Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. After the initial shares are purchased, a statement will be mailed to you.

BNY Mellon reserves the right to limit or combine accounts with identical taxpayer identification numbers and/or legal registrations.

Shareholders of Record — Registered Owners

A shareholder who has a current account, but is not enrolled in the Plan may apply by sending a completed Enrollment Form to BNY Mellon or by accessing the Administrator’s website at www.bnymellon.com/shareowner/equityaccess. There is no enrollment fee for shareholders of record.

If the completed authorization is received by the Administrator on or before the record date for the next dividend, that dividend will be invested in additional shares of common stock for the shareholder. If the authorization is received by the Administrator after the record date, that dividend will be paid in cash and investment will begin with the next dividend.

Beneficial Owners

The Administrator cannot reinvest dividends paid on shares held in street name. Beneficial owners of common stock whose shares are held in brokerage accounts may participate directly by registering some or all of these shares in the investor’s name or by making arrangements with the broker, bank or other intermediary to participate on the investor’s behalf if such service is offered by such broker, bank or intermediary.

Employees

Employees of WGL Holdings, employees of Washington Gas and employees of other subsidiaries may elect to participate in the Plan by payroll deduction. To enroll, the employee must complete and return to the company’s payroll department a payroll deduction form. The minimum payroll deduction is $4.00 per pay period. The amount of payroll deduction can be changed or terminated by completing a payroll deduction form and returning it to the employee’s payroll department. The change will be effective on the next available pay period. The minimum payroll deduction amount may be changed at any time.

Employees of subsidiaries other than Washington Gas should check with their payroll department to determine if that subsidiary participates in the payroll deduction program.

OPTIONAL CASH PAYMENTS AND AUTOMATIC PAYMENTS

13.	May I purchase additional shares of common stock through the Plan from time to time?

Yes. If you have a Plan account, you can buy additional shares through “optional cash payments.” You can make optional cash payments of up to $10,000 per transaction. The minimum optional cash payment is $50 per payment. In its sole discretion, the company may permit investments of greater than $10,000. There is no obligation to make an optional cash payment in any period, and the same amount need not be sent each time.

Optional cash payments in excess of $10,000 may be made only after submission to us of a written request, which we refer to as a “request for waiver,” and after we have given our written approval, which we may grant or refuse to grant in our sole discretion. See questions 18 and 19 for a discussion of requests for waiver.

14.	How do I make optional cash payments?

You can mail a personal check payable to BNY Mellon/WGL Holdings, Inc. in U.S. dollars, drawn on a U.S. bank for no less than the minimum. Third party checks, cashier checks, foreign checks and money orders will not be accepted and will be returned. Do not send cash. Please include the tear-off portion on your Plan statement when sending your personal check. If the Administrator receives checks for more or less than the permissible amount, no investment will be made. The funds will be returned to you by regular U.S. mail.

You may also make automatic individual or monthly purchases by means of electronic funds transfers from your bank.

15.	When will optional cash investments be made for my account?

Optional cash payments are invested weekly. Because purchases are credited only weekly, there may be a delay of up to five business days between the date the Administrator receives your funds and the date that the stock is credited to your Plan account. This period may change, however, based on prevailing conditions in the securities markets and the discretion exercised by the independent agent. You will not receive interest on cash held by the Plan pending investment.

16.	What happens if my check for an optional cash payment is returned unpaid, or if my electronic funds transfer is refused?

If your check submitted for an optional cash payment is returned unpaid for any reason, or your authorized electronic payment is refused for any reason, BNY Mellon will immediately remove shares that were purchased in anticipation of the collection of those funds from your Plan account. Those shares will be sold to recover any uncollected funds. If the net proceeds of the sale of those shares are not sufficient to recover the full amount of the uncollected funds, BNY Mellon reserves the right to sell additional shares from any accounts you maintain with BNY Mellon as may be necessary to recover the full uncollected balance.

17.	How do automatic payments work?

You may authorize BNY Mellon to make automatic individual or monthly purchases of a specified dollar amount of WGL Holdings stock for your Plan account by automatic withdrawal from your bank account by electronic funds transfer.

•	For monthly purchases, funds generally will be withdrawn from your bank account on the 25th day of each month (or the next business day if the 25th is not a business day). Purchases will be made within one week after the withdrawal. Please allow four to six weeks for the initial withdrawal. To terminate monthly purchases by automatic withdrawal, you must contact the Administrator by one of the methods mentioned in question 2.

18.	May I invest more than the transaction maximum of $10,000?

Yes. If a participant or investor wishes to make an optional cash payment, including an initial cash payment, in excess of $10,000 and be eligible for a potential discount from the market price, a participant must obtain the company’s prior written approval. If a participant is interested in obtaining such approval, a participant must submit a “request for waiver”. To make a request for waiver, a participant should obtain a request for waiver form by contacting the Administrator at (201) 680-5300 or waivers@bnymellon.com. Completed request for waiver forms should be sent by facsimile to the company at the number indicated on the form. The company will notify a participant as to whether a request for waiver has been granted or denied, either in whole or in part, within three business days of the receipt of the request. If the request for waiver is granted in part, the company will advise the participant of the maximum amount that will be accepted from the participant in connection with the purchase. If a request is approved, the company must receive the funds for the purchase prior to or on the applicable date specified by the company for the relevant pricing period (which typically will be one business day prior to the applicable pricing period). If the participant does not receive a response from the company in connection with a request for waiver, the company will be deemed to have denied the request.

The company may alter, amend, supplement or waive, in its sole discretion, the time periods and/or other parameters relating to optional cash payments in excess of $10,000 made by one or more participants in the Plan, at any time and from time to time, prior to the granting of any request for waiver. For more information regarding a particular pricing period (including applicable pricing period start dates), please contact the Administrator at (201) 680-5300. Please see question 19 for a discussion of the pricing applicable to any approved request for waiver.

The company has the sole discretion whether to approve any request to make an optional cash payment in excess of the $10,000 individual transaction maximum. The company may approve requests for waiver in order of receipt or by any other method that it determines appropriate. The company also may determine the amount that may be invested pursuant to a waiver. In deciding whether to approve a request for waiver, the company may consider, among other things, the following factors:

•	whether, at the time of such request, the Plan is acquiring shares of common stock directly from the company or in the open market;

•	the company’s need for additional funds;

•	the company’s desire to obtain additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the extent and nature of the participant’s prior participation in the Plan;

•	the number of shares of common stock the participant holds; and

•	the total amount of optional cash payments for which requests for waiver have been submitted.

19.	If a request for waiver for optional cash payments over $10,000 has been approved, how are shares priced and purchased?

Shares purchased pursuant to an approved request for waiver will be purchased directly from the company. Optional cash payments made pursuant to a request for waiver will be priced as follows:

•	Investments for which a request for waiver has been approved will be made subject to a “pricing period,” which generally will consist of one to 30 separate days during which trading of the company’s common stock is reported on the NYSE. Each of these separate days will be an “investment date,” and an equal proportion of the optional cash payment will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of the company’s common stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the last trade on the NYSE even if reported after 4:00 p.m.), for that investment date. For example, if an optional cash payment of $10 million is made pursuant to an approved request for waiver and the pricing period is 10 days, the number of shares will be calculated for each day of the pricing period by taking a pro rata portion of the total optional cash payment for each day of the pricing period, which would be $1 million, and dividing it by the volume-weighted average price obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the last trade on the NYSE even if reported after 4:00 p.m.), less the discount, if any. Funds for such optional cash payments must be received by the company not later than the business day before the first day of the pricing period.

•	The company may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of the company’s common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a request for waiver. If the threshold price is not satisfied for a trading day in the pricing period, then the company will exclude from the pricing period such trading day and refund that day’s proportional investment amount. For example, if the threshold price is not met for two of the trading days in a 10-day pricing period, then the company will return 20% of the funds submitted in connection with a request for waiver, without interest, unless the company has activated the pricing period extension feature for the pricing period, as described below. The company is not required to notify a participant that a threshold price has been established for any pricing period. The establishment of the threshold price and the possible return of a portion of the payment applies only to optional cash payments exceeding $10,000 made pursuant to approved requests for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any other pricing period. The company may waive its right to set a threshold price for any particular pricing period.

•	For each pricing period, the company may establish a discount from the market price for shares purchased pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 3% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established in the company’s sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds and the company’s need for additional funds. To obtain information regarding the waiver discount, if any, please contact the Administrator at (201) 680-5300 or waivers@bnymellon.com. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash payments in excess of $10,000 made pursuant to an approved request for waiver. The waiver discount, if any, however, will apply to the entire optional cash payment made pursuant to the request for waiver and not just the portion in excess of $10,000.

•	The company may elect to activate for any particular pricing period a pricing period extension feature that will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five trading days. If the company elects to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for three out of those 10 days in the initial pricing period, and the company had previously announced that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or subset thereof) would become investment dates instead of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing periods on which the threshold price was satisfied, all of the funds that were included with a request for waiver would be invested.

•	Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three business days following the end of the applicable pricing period, or, if the company elects to activate the continuous settlement feature, within three business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any period when the company is proposing to approve requests for waiver for one or more investments, the company may elect to activate the continuous settlement feature for such investments by announcing in the request for waiver form that it will be doing so. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), the company would have a separate settlement of each investment date’s purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•	Request for waiver forms and information regarding the establishment of a threshold price, if any, and discount, if any, may be obtained by contacting the Administrator at (201) 680-5300 or waivers@bnymellon.com.

PURCHASES OF COMMON STOCK

20.	How are shares purchased for my Plan account?

Dividends and optional cash payments will be invested in your Plan account in shares of WGL Holdings common stock by BNY Mellon, as Administrator for the Plan. BNY Mellon may acquire these shares in one of two ways:

•	BNY Mellon may acquire shares through the public securities markets or in privately negotiated transactions. BNY Mellon will use an agent that is independent of WGL Holdings to make these purchases (the “independent agent”). The independent agent may be affiliated with BNY Mellon. The company has no control over the times or prices at which the independent agent buys or sells shares on the open market or the selection of the broker who executes the transactions. These types of purchases are referred to in this prospectus as “open market purchases.”

•	BNY Mellon may also buy shares directly from WGL Holdings. These transactions are referred to in this prospectus as “original issue purchases.”

The company has the discretion to operate the Plan through either open market purchases or original issue purchases. The company may change the method of purchase at any time without notice to the Plan participants, however, no more often than once per quarter.

21.	When are dividends reinvested and optional cash payments invested in my Plan account?

•	When the Plan is making open market purchases, BNY Mellon or its agent will generally invest dividends within five business days of the dividend payment date. Dividend payment dates are usually the first business days of February, May, August and November. Optional cash payments will be invested within five business days of receipt of the optional cash payment.

•	When the Plan is making original issue purchases, dividends will be invested on the dividend payment date and optional cash payments will be invested within five business days of receipt of the optional cash payment.

22.	How is the purchase price determined?

•	For open market purchases, the share price will be the weighted average price of all shares purchased for Plan accounts. This procedure applies to the reinvestment of dividends, the investment of optional cash payments and payroll deductions. Any applicable trading fee will be included in your purchase price.

•	For original issue purchases, the price will be the average of the high and low prices on the New York Stock Exchange Composite Tape for WGL Holdings common stock on the date of purchase. This procedure applies to both the reinvestment of dividends and the investment of optional cash payments. No trading fee will apply to original issue purchases.

The purchase price for shares purchased from the company pursuant to a request for waiver is described in question 19.

COSTS

23.	Are there any expenses in connection with participation under the Plan?

When the company elects to use open market purchases, a trading fee will be charged to participants for those transactions. The trading fee will be reflected in the purchase price of shares acquired in the open market. This fee may change from time to time but, as of the date of this prospectus, it is $0.10 per share purchased.

There are no trading fees charged when original issue purchases are used by the company to acquire shares for the Plan.

New investors will incur a one-time $15.00 enrollment fee for their initial purchase of shares through the Plan. Purchases by automatic withdrawal from your bank account by electronic funds transfer may be charged a fee.

A trading fee will be charged if you sell shares from the Plan. This fee can change from time to time but, as of the date of this prospectus, it is $0.10 per share sold.

Please see Appendix A-Fee Schedule for a list of fees as of the date of this prospectus. Fees are subject to change at any time.

REPORTS TO PARTICIPANTS

24.	What reports will I receive?

BNY Mellon will send each participant a transaction advice following any dividend reinvestment, optional cash payment, sale of Plan shares, certificates deposited and transfer activity. If no dividends are paid, the annual statement will be mailed as soon as practicable following the end of the year.

Participants also will receive IRS Form 1099-DIV showing total dividends paid. If applicable, IRS Form 1099-B will be provided separately representing the proceeds of any stock sale. Participants also will receive any communications sent to record holders of our common stock, including proxy and other annual meeting materials in accordance with SEC rules and regulations.

Participants should retain all statements. These statements provide cost basis information which is necessary for certain tax calculations. Requests for replacement account activity information may entail a service fee.

CERTIFICATES FOR SHARES

25.	Will certificates be issued for shares of common stock purchased?

Normally, certificates for shares of common stock purchased under the Plan will not be issued to participants. The number of shares credited to your account under the Plan will be shown on your statement of account. This procedure protects against loss, theft or destruction of stock certificates.

Certificates for any number of whole shares credited to your account will be issued upon request to the Administrator, and issuance of those certificates will not terminate your participation in the Plan. Any remaining whole shares and fraction of a share will continue to be credited to the participant’s account. Certificates for fractional shares will not be issued under any circumstances.

Shares credited to the account of a participant under the Plan may not be pledged as collateral or otherwise transferred. A participant who wishes to pledge or transfer any shares held in the Plan must request that certificates for those shares be issued in the participant’s name.

Please use the tear-off stub attached to the bottom of your Dividend Reinvestment Plan Statement when you request a certificate. This tear-off stub will help to expedite your request.

26.	Does the Plan provide for safekeeping of certificated shares?

Yes, however this applies only to certificates of common stock. Safekeeping is not available for certificates of preferred stock, even if you are reinvesting your preferred stock dividends into common stock.

Direct registration enables an investor to be registered directly on the books of the company without the need for physical certificates. The Direct Registration System (“DRS”) is managed by the Depository Trust Clearing Corporation and enables its participants to move securities electronically between street name ownership and the books of the company. Direct registration shares can be enrolled in the Plan.

You may forward common stock certificates to the Administrator accompanied by a letter directing the Administrator to deposit the shares into your Plan account. The stock certificates and letter should be sent to the Administrator at the following address:

WGL Holdings, Inc.
c/o BNY Mellon Shareholder Services
P.O. Box 358035
Pittsburgh, PA 15252-8035

It is recommended that these common stock certificates be sent by registered mail and insured for a value of 2% of the current market price of the stock. As of the date of this prospectus, this is the premium charged by the bonding company to replace the certificates if they are lost.

27.	In whose name will certificates be issued?

Accounts under the Plan are maintained in the name or names in which the account was opened. Consequently, certificates for whole shares issued upon the request of participants will be issued in the same name(s).

SALE OF SHARES

28.	How can I sell my Plan shares?

You may direct BNY Mellon to sell any or all of your shares held in your Plan account by any of the following methods:

•	By telephone: Call 1-800-330-5682 between 8 a.m. and 8 p.m. Eastern Time, Monday through Friday.

•	By Internet: To perform transactions go to www.bnymellon.com/shareowner/equityaccess.

You will need to create a PIN to perform transactions online.

•	By U.S. mail: Complete and sign the tear-off form at the bottom of your Plan statement, indicating the number of shares to be sold. The form must be signed by all account owners and mailed back to BNY Mellon for processing.

If you sell or withdraw all of your shares from the Plan, you will automatically terminate your participation in the Plan. To re-enroll in the Plan, you must meet the requirements for participation described under question 11 and follow the enrollment procedures described in question 12.

Shares that you hold outside the Plan may not be sold through the Plan.

29.	How is the sales price of Plan shares determined?

The Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through an independent agent that may be affiliated with BNY Mellon. See question 20 regarding the independent agent.

Shares are sold at least weekly, and depending on volume, as frequently as daily. The sales price will not be known until the sale is completed and is based on the weighted average of all shares sold during the selling period, adjusted to exclude trading fees. Following the sale and allowing for the settlement of the trade under SEC rules, a check will be issued payable to the account owner(s) for the net cash proceeds of the sale after fees are deducted. The Administrator has full discretion in all matters related to the sale, including the time of sale and sales price. You cannot specify a price or a time at which you want to sell your Plan shares.

You should be aware that the common stock price may rise or fall during the period between a request for sale, its receipt by the Administrator and the ultimate sale on the open market. Instructions sent to the Administrator to sell shares are irrevocable and may not be rescinded.

TRANSFER OF SHARES

30.	May I assign or transfer all or a part of my Plan shares to another person?

You may change ownership of all or part of your Plan shares through a gift, sale or otherwise at any time. You must contact the Administrator to obtain the proper instructions to effect the transfer. If you dispose of all or a portion of the shares in your name that you are reinvesting, BNY Mellon will continue to reinvest the dividends on your remaining shares, if any.

WITHDRAWAL

31.	How and when may I withdraw or change my participation method?

You may withdraw from the Plan or change a method of participation by notifying the Administrator at any time.

Please use the tear-off stub attached to the bottom of your dividend reinvestment plan statement to withdraw from the plan. This tear-off stub will help to expedite your request.

32.	How can an employee withdraw from the Plan?

An employee may withdraw from the Plan by notifying the Administrator by completing and signing the tear-off stub of the dividend reinvestment statement (please see question 2 for the Administrator’s address).

Employees who are participating in payroll deduction must contact their payroll department for a payroll deduction form to discontinue or change deductions. Only the employee needs to sign this form.

Employees who discontinue payroll deductions may not re-enroll by payroll deduction for 90 days following the date on which payroll deductions are terminated.

33.	What happens when I withdraw from the Plan or the Plan is terminated?

If you withdraw from the Plan, or if the company terminates the Plan, you have three options for receiving the proceeds from the account. You may (i) request that certificates for whole shares credited to the account under the Plan be issued, and a cash payment be made for any fraction of a share, (ii) request that all of the shares, both whole and fractional, credited to the account in the Plan, be sold, or (iii) request that some shares be issued in certificate form and the balance of the shares be sold. The sale of the shares will be made for your account as soon as practical after receipt of instructions by the Administrator. You will receive the proceeds of the sale, less any applicable fees. See question 23 regarding costs.

OTHER INFORMATION

34.	What happens if WGL Holdings issues a stock dividend, declares a stock split or has a rights offering?

Any shares distributed by WGL Holdings as a stock dividend, or upon a stock split, will be credited to a participant’s account whether the stock is held in the participant’s account or the participant’s own name.

If additional shares are authorized and issued through a stock split, stock dividend or similar transaction, this prospectus shall be deemed to cover such additional shares.

In a rights offering, a participant’s entitlement will be based upon the participant’s total holdings, including shares credited to the participant’s account under the Plan. The proceeds from the sale of stock purchase rights applicable to the participant’s shareholdings, whether held in the Plan or in the participant’s own name, will be credited to the participant’s account under the Plan. The proceeds will then be applied as an optional cash payment to purchase shares of common stock on the next investment date. Any participants who wish to be in a position to exercise their rights should request, prior to the record date of the rights offering, that the Administrator issue certificates to them.

Transaction processing may be curtailed or suspended between the record date and payable date for stock dividends, stock splits and/or rights offerings.

35.	What are the responsibilities of the company under the Plan?

WGL Holdings and the Administrator will not be liable for any act done in good faith or for the good faith omission to act including, but not limited to (a) any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death, or (b) with respect to the prices at which shares are purchased for the participant’s account and the time when such purchases are made, or (c) with respect to any loss or fluctuation in the market value after purchase or sale of shares.

36.	May the Plan be changed or discontinued?

The company has the right to amend, suspend or terminate the Plan at any time without the approval of the participants. Notice of any such amendment, suspension or termination will be sent to all participants who shall in all events have the right to withdraw from the Plan. See questions 31, 32 and 33 regarding withdrawal.

37.	How are Plan shares voted?

All Plan shares are voted in the same manner as certificate and DRS shares registered in a shareholder of record’s name. Participants will receive proxy materials from the company for each stockholder meeting, including a form of proxy that includes all Plan shares as of the proxy record date and voting instructions. If voting instructions are not received, none of the participant’s shares will be voted unless the participant votes in person or appoints another person as proxy to vote the participant’s shares. The form of proxy will contain instructions for voting by telephone or online. In addition to annual proxy materials, Plan participants will also receive all communications sent to holders of our common stock. Plan participants can also obtain current financial and other information about us through the Investor Relations’ drop-down menu on our web site at www.wglholdings.com.

38.	Are Plan participants protected against losses by participating in the Plan?

No. We cannot assure you of a profit or protect you against a loss on shares of our common stock that you purchase or sell under the Plan. The payment of dividends is at the discretion of our board of directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend on our common stock. Also, see “Risk Factors” on page 4 for additional information.

TERMINATION OF PLAN PARTICIPATION

39.	Can BNY Mellon terminate participation in the Plan?

Yes. If the Plan share balance in an account is less than one share and there are no certificate or DRS shares in the account, BNY Mellon reserves the right to terminate the account without advance notice. The shares will be sold and a check for the value (based on the then current market price, less applicable trading and service fees) will be sent to the participant. BNY Mellon reserves the right to waive certain sales fees when terminating participation of accounts. Further, BNY Mellon reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The amended and restated Articles of Incorporation of the company provide that the company shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action or proceedings because he or she was a director or officer of the company. The Bylaws of the company generally provide that indemnification shall be made upon a determination that indemnification is proper in the circumstance because the person was not finally adjudged to have knowingly violated criminal law or was not liable for willful misconduct in the performance of the person’s duty to the company.

The company carries a policy of insurance which, among other things, provides for payment to the company of sums expended pursuant to the company’s amended and restated Articles of Incorporation and Bylaws for indemnification for officers’ and directors’ liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PLAN MODIFICATION OR INTERPRETATION

We may in our absolute discretion interpret and regulate the Plan as deemed necessary or desirable in connection with the operation of the Plan and direct BNY Mellon with respect to resolving questions or ambiguities concerning the various provisions of the Plan. Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations. We and the Administrator also reserve the right to change any administrative procedures of the Plan.

U.S. FEDERAL INCOME TAX INFORMATION

You are advised to consult your own advisor regarding the U.S. federal income tax consequences of participation in the Plan. The following summary of certain U.S. federal income tax consequences is not a comprehensive summary of all tax considerations that may be relevant to a Plan participant and is for general information only.

Your dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes just as if you actually received them in cash. You will receive from the Administrator an Internal Revenue Service Form 1099-DIV indicating the amount of dividends paid to you during the year, whether or not they are reinvested, shortly after the end of the year.

If you make optional cash payments that are subject to a waiver discount, you may be treated as receiving a dividend distribution equal to the discount. The tax treatment of a waiver discount is unclear, and you should consult your tax advisor to determine how you should treat a waiver discount for tax purposes.

You will not realize a gain or loss for U.S. federal income tax purposes on the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize a gain or loss on the sale of any of your shares (including the receipt of cash for a fractional share) held in the Plan. The amount of gain or loss generally will be the difference between the amount you realize from the sale of the shares and your tax basis in those shares.

Such gain or loss on the sale of whole or fractional shares will be long-term or short-term depending on your holding period for the shares. In order to determine the tax basis of your shares acquired through the Plan, you should retain all of your transaction statements.

Your tax basis in shares acquired through the Plan, whether with reinvested dividends or with cash payments, will generally equal the amount paid for the shares, including any brokerage fee or commission, plus, to the extent applicable, the amount of any dividend that you are treated as having received as a result of any waiver discount. Your holding period for shares acquired through the Plan will begin on the day after the date the shares are credited to your account.

Dividends on your shares and proceeds from the sale of shares held in the Plan generally will be subject to backup withholding tax (currently at a rate of 28%) unless you provide a properly completed IRS Form W-9 to us or to the Administrator. If you have not provided an IRS Form W-9 to us or to the Administrator, you may obtain one from the Administrator. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan. Any amount withheld as backup withholding tax will be allowable as a refund or credit against your U.S. federal income tax liability. Dividends paid on shares held in the Plan for participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax (currently at a rate of 30%). The withholding tax may be reduced or eliminated by treaty between the U.S. and the country in which the Plan participant resides, if the participant provides appropriate documentation to claim the benefit of the treaty. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan.

PLAN OF DISTRIBUTION

As described in this prospectus, the Plan may acquire common stock of the company for the account of Plan participants directly from the company, in the public securities markets or in privately negotiated transactions. The Plan participants will pay certain fees with respect to shares acquired in the open market or through privately negotiated transactions. These fees are described in this prospectus.

Except to the extent the Administrator purchases shares of our common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the shares of our common stock acquired under the Plan. There are no processing fees in connection with the purchases of such newly issued shares of our common stock.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock.

Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

In connection with any investment in which the Administrator purchases shares of our common stock on the open market or in privately negotiated transactions with third parties, you will pay your pro rata share of all processing fees. Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held under the Plan, the participant will receive the proceeds of that sale less a processing fee and any applicable withholdings, transfer or other taxes.

Our common stock may not be available under the Plan in all states. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

We plan to use the net proceeds from any original issue purchases under the Plan for general corporate purposes, including investments in our subsidiaries and/or repayment of borrowings used to finance the capital expenditures and operations of our subsidiaries. If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the company’s Annual Report on Form 10-K for the year ended September 30, 2010, and the effectiveness of WGL Holdings, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Beverly J. Burke, Vice President and General Counsel of the company, has passed on the validity of the common stock offered under the Plan. As of the date of this prospectus, Ms. Burke beneficially owns and holds common stock of the company.

APPENDIX A

WGL HOLDINGS, INC.

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN
Fee Schedule*
Effective November 1, 2010

COSTS TO PARTICIPANTS

Initial Enrollment Fee	$15.00 (one-time charge, per account, for first-time investors)
Optional Cash Investments
By Check	No Charge
By EFT debit	No Charge
Reinvestment of Dividends
Transaction Fee	No Charge
Purchase of Shares (if market)	$0.10 per share purchased (includes brokerage fees and commissions)
Sale of Shares	$0.10 per share sold (includes brokerage fees and commissions)
Deposit of Certificates	No Charge
Certificate Withdrawal	No Charge
Book to Book Transfers	No Charge
Minimum Optional Cash Investments
Minimum initial investment by non-registered holders	$250.00
Minimum investment by existing registered holders	$50.00
Maximum Optional Cash Investment
Maximum amount per investment by holders (first time non-registered and existing registered holders)	$10,000.00

*	Fees are subject to change at any time. Contact BNY Mellon at 800/330-5682 to obtain current fee information.

Part II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Item	Amount

SEC Registration Fee	$7,583
Printing*	$7,000
New York Stock Exchange Listing Fee*	$2,500
Legal Fees and Expenses*	$5,000
Accounting Fees*	$10,000
Other*	$3,000
Total	$35,083

*	Estimated

Item 15.	Indemnification of Directors and Officers.

The amended and restated Articles of Incorporation of the company provide that the company shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any person in connection with civil, criminal, administrative or investigative action or proceedings because he or she was a director or officer of the company.

The bylaws of the company provide for indemnification of officers and directors against expenses, judgments, fines or amounts paid in settlement in connection with actions, suits or proceedings by reason of being an officer or director, except in relation to matters as to which the person is finally adjudged to have knowingly violated the criminal law or be liable for willful misconduct in the performance of the person’s duty to the company.

The company carries a policy of insurance which, among other things, provides for payment to the company of sums expended pursuant to the company’s bylaws regarding indemnification for liability of officers and directors.

Item 16.	Exhibits.

Exhibit No.		Description of Exhibits

4(a)*	—	Amended and Restated Articles of Incorporation, incorporated by reference to Appendix B to the Proxy Statement and Prospectus in the Registration Statement on Form S-4 of the Registrant (Reg. No. 333-96017 filed on February 2, 2000.)
4(b)*	—	Bylaws, incorporated by reference to Exhibit 3(ii) of Form 8-K filed on March 6, 2009.
5	—	Opinion of Beverly J. Burke, Esquire, re legality.
23(a)	—	Consent of Deloitte & Touche, LLP.
23(b)	—	Consent of Beverly J. Burke, Esquire (included in Exhibit No. 5).
24	—	Power of Attorney.

*	Incorporated by reference.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

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(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rul 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(I) and (1)(ii) do not apply if the information is on Form S-3, Form S-8 or form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100 (c) of Regulation AB.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Washington, District of Columbia, on the 15th day of December, 2010.

WGL Holdings, Inc.

By:	/s/ Vincent L. Ammann, Jr.
(Vincent L. Ammann, Jr., Vice President
and Chief Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Names	Title	Date

/s/ Terry D. McCallister (Terry D. McCallister)	Chairman of the Board and Chief Executive Officer and Director	December 15, 2010

/s/ Adrian P. Chapman (Adrian P. Chapman)	President and Chief Operating Officer	December 15, 2010

/s/ Vincent L. Ammann, Jr. (Vincent L. Ammann, Jr.)	Vice President and Chief Financial Officer (Principal Financial Officer)	December 15, 2010

/s/ William R. Ford (William R. Ford)	Controller (Principal Accounting Officer)	December 15, 2010

* (Michael D. Barnes)	Director	December 15, 2010

* (George P. Clancy, Jr.)	Director	December 15, 2010

* (James W. Dyke, Jr.)	Director	December 15, 2010

* (Melvyn J. Estrin)	Director	December 15, 2010

* (James F. Lafond)	Director	December 15, 2010

* (Debra L. Lee)	Director	December 15, 2010

* /s/ Vincent L. Ammann, Jr. By Vincent L. Ammann, Jr. Attorney-in-fact

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